Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Avigen, Inc., for the registration of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 14, 2006, with respect to the 2005 and 2004 financial statements of Avigen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
June 28, 2007